EXHIBIT 99.1

January 27, 2004


Dear Shareholders:

We are writing to inform you of some important changes taking place at Primecore Mortgage Trust. Beginning about April 1, 2004, the Company will be managed by its own employees. Most employees of Primecore Funding Group are expected to become employees of Primecore Mortgage Trust, in what is anticipated to be a smooth transition with minimal costs.

The Board considered the comments of shareholders who advocated greater visibility and accountability of management in making the decision to internalize management of the company. By managing operations in-house, the actions of management and the various costs of operations will be more visible to shareholders through more detailed disclosures in the Company's publicly reported financial statements. Company employees will be directly responsible to the Board, rather than to a separate management company. We expect the Company will enjoy immediate and future cost savings as a result of internalizing operations.

We look forward to the benefits that we expect this change to achieve for the Company and its shareholders. As always, if you have any questions about the foregoing, please feel free to contact Eric Hanke, our Director of Investor Relations, or Connie Paris, Manager of Investor Relations, at (650) 328-3060.

Sincerely,

Primecore Mortgage Trust, Inc